EXHIBIT (a)

OPERATING AGREEMENT

OF

JB RESOURCES, LLC

Effective as of December 1, 2003

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ARTICLE XII	DEFINITIONS	14
EXHIBIT A	INITIAL CAPITAL CONTRIBUTIONS – PERCENTAGE INTERESTS

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OPERATING AGREEMENT

FOR

JB RESOURCES, LLC

A Michigan Limited Liability Company

     THIS AGREEMENT is made and entered into as of December 1, 2003, by and among JB Resources, LLC, a Michigan Limited Liability Company (the “Company”), and the persons or entities signing this Agreement as members (the “Members”), who agree as follows:

ARTICLE I

ORGANIZATION

     1.1 Formation. The Company has been organized as a Michigan Limited Liability Company pursuant to the Act by the filing of Articles of Organization (“Articles”) with the Department of Consumer and Industry Services of the State of Michigan as required by the Act.

     1.2 Name. The name of the Company is JB Resources, LLC.

     1.3 Principal Place of Business. The principal place of business of the Company within the State of Michigan shall be Grand Rapids, Michigan. The Company may locate its places of business and registered office at any other place or places as the Members may from time to time determine.

     1.4 Registered Office and Resident Agent. The Company’s initial registered office and resident agent shall be as designated in the Articles. The registered office and registered agent may be changed from time to time by filing the change with the Michigan Department of Consumer and Industry Services.

     1.5 Maximum Duration. The maximum duration of the Company shall be perpetual unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Act.

     1.6 Purposes. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

ARTICLE II

BOOKS, RECORDS AND ACCOUNTING

     2.1 Records. The Company shall maintain records of the Company’s business as required by the Act or deemed appropriate by the Members. As required by the Act, the Company shall keep at its registered office all of the following:

               (a) A current list of the full name and last known address of each Member.

               (b) A copy of the Articles.

               (c) Copies of the Company’s federal, state, and local tax returns and reports, if any, for the three (3) most recent years.

               (d) Copies of any financial statements of the Company for the three (3) most recent years.

               (e) Copies of this Operating Agreement and any amendments.

               (f) Copies of records that would enable a Member to determine each Member’s relative shares of the Company’s distributions and their relative voting rights.

     Upon reasonable written request and during ordinary business hours, a Member (or designated representative) may inspect and copy, at the Member’s expense, any of the above records. In such event, any such inspection fees and copy expenses shall be reasonable.

     2.2 Fiscal Year. The Company’s fiscal year shall be the calendar year.

     2.3 Reports. The Members shall receive reports concerning the financial condition of the Company and their capital accounts in the time, manner and form as the Manager determine. These reports shall be provided at least annually as soon as practicable after the end of each calendar year.

ARTICLE III

MANAGEMENT AND DEVELOPMENT MATTERS

     3.1 Management by Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company to the best of its ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one (1) Manager, any one (1) Manager may take any action permitted to be taken by the Manager, unless the approval of more than one (1) of the Managers is expressly required pursuant to this Operating Agreement or the Act.

     3.2 Number, Tenure and Qualifications.

     (a) The Company shall initially have one (1) Manager, who shall be John J. Wheeler. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members, but in no instance shall there be less than one (1) Manager. Each Manager shall hold office until the next annual meeting of Members or until his or her successor shall have been elected and qualified. Each Manager shall be elected by the affirmative vote of Members holding at least a majority of Voting Interests. Managers need not be residents of the State of Michigan or Members of the Company.

     (b) If and when, Robert E. Schermer, Jr., provides an amount of collateral acceptable to the Company’s lender equal to the collateral pledged by John J. Wheeler, he shall immediately be appointed a Manager to act along with John J. Wheeler.

     3.3 Certain Powers of the Managers. Without limiting the generality of Sections 3.1 and 3.2, the Managers shall have power and authority, on behalf of the Company:

               (a) To borrow money for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members or others on such terms and for such uses as a majority of Voting Interests of the Members deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Managers;

               (b) To purchase liability and other insurance to protect the Company’s property and business;

               (c) To hold and own any Company real and/or personal properties in the name of the Company;

               (d) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

               (e) Upon the affirmative vote of the Members holding at least a Majority of all Voting Interests, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company’s assets in the ordinary course of the Company’s business. The Managers are authorized to execute all deeds and closing documents for the sale of units or lots in the ordinary course of business in accordance with this Agreement;

               (f) To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

               (g) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

               (h) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

               (i) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

     Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence.

     3.4 Liability for Certain Acts. Each Manager shall perform his or her duties as Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company. The Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Managers.

     3.5 Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or her sole and exclusive function and he or she (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived from them. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

     3.6 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatory thereon, unless the Managers determine otherwise.

     3.7 Indemnity of the Managers, Employees and Other Agents. To the maximum extent permitted under the Act, the Company shall indemnify the Managers and make advances for expenses to the maximum extent permitted under the Act. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by a majority of the Voting Interests of Members.

     3.8 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

     3.9 Removal. A Manager may be removed by the affirmative vote of a majority of the voting interests.

     3.10 Salaries. Salaries may be set for the Managers or any or all of the Members. The amount of the salaries shall be determined by a majority of the Voting Interests of the Members.

     3.11 Debt Guaranteed by Managers. The Company intends to borrow funds from a financial institution to be used to acquire stock and warrants in Meritage Hospitality Group, Inc. This borrowing may require the personal guarantee of a Member or Members. The Company shall pay the interest on such borrowings or reimburse a Member who has paid interest on behalf of the Company, not less than annually and the principal of such borrowing shall be paid in full at the end of three (3) years. The Manager shall have authority to sell securities owned by the Company (including securities issued by Meritage Hospitality Group, Inc.) to pay the interest due on such borrowed funds or to meet the other financial obligations of the Company.

ARTICLE IV

MEETINGS AND CONSENTS OF MEMBERS

     4.1 Voting Rights. Each Member shall have a number of votes as indicated on Exhibit A.

     Unless a greater vote is required by the Act, the Articles or this Agreement, a majority of the Voting Interests is required to approve any matter on which Members are voting. When the Act, Articles, or this Agreement calls for a vote of a majority of the Members, such reference is to a majority of the total of all Member Voting Interests then in existence; and when the Act, Articles, or this Agreement calls for the unanimous vote of the Members, such reference is to the total of all Member Voting Interests then in existence. The Voting Interests related to a Member’s Membership Interest which is assigned shall cease to exist for purposes of determining the total of all Member Voting Interests in existence until such time as the Assignee is admitted as a substitute member pursuant to this Agreement.

     4.2 Participation in Management. Except as otherwise provided in the Articles or this Agreement, the Members shall not participate in the management or control of the business of the Company, transact any business for or on behalf of the Company, or act for or bind the Company, those powers being vested solely and exclusively in the Managers.

     4.3 Meetings. Annual meetings of Members shall be held at the dates, times and places that the Members determine. Special meetings of Members for any proper purpose may be called at any time by the holders of at least fifty percent (50%) of the Voting Interests in the Company. Those Members who call a special meeting shall give notice of the date, time, place and purposes of the meeting to each Member. The notice shall be given not less than five (5) nor more than thirty (30) days before the date of the meeting. All meetings of Members shall be run by the Managing Member or by such other person as the Members unanimously agree. Members may attend each meeting in person or by written proxy. Proxy holders shall have authority to vote only to the extent described in the written proxy.

     4.4 Conference Call Meetings. A Member may participate in a meeting of Members by a conference telephone or similar communications equipment through which all participants in the meeting may communicate with the other participants. Participation in a meeting under this section constitutes presence in person at the meeting.

     4.5 Written Consent. Any action required or permitted to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by Members having Voting Interests of not less than the minimum that would be necessary to authorize or take the action at a meeting at which all Members entitled to vote on the matter were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to Members who have not consented in writing.

ARTICLE V

CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

     5.1 Capital Contributions.

               (a) Initial Capital Contributions. The Members agree to make the Capital Contributions set forth in the attached Exhibit A within sixty (60) days after the effective date of this Operating Agreement. No Interest shall accrue on any Capital Contribution and no Member shall have any right to be repaid any Capital Contribution except as provided in this Operating Agreement.

               (b) Additional Capital Contributions. Additional Capital Contributions may be required in amounts and on terms agreed to by all Members.

               (c) Failure to Contribute. If any Member fails to make a previously agreed upon additional Capital Contribution when required, the Company or the non-defaulting Members may, in addition to the other rights and remedies they may have under the Act or applicable law, take whatever enforcement action against that Member that the non-defaulting Members consider appropriate. Each of the non-defaulting Members may elect to contribute a portion of the amount of that required capital. Unless otherwise agreed by the Members, the contributions by the electing Members shall be made pro rata according to the Profits Interests of those electing Members. The additional contributions shall be treated by each contributing Member as any of the following at the option and discretion of the contributing Members:

                         (1) As a demand loan from the contributing Member to the Company which shall bear simple interest at an adjustable rate equal to one percent (1%) above the prime rate published in the Wall Street Journal from time to time. The interest rate shall change as the prime rate changes. The loan shall be secured by a mortgage on the Company’s land, if any, or other assets if it has no land, subordinate only to existing indebtedness owed to banks and other financial institutions. Each defaulting Member jointly and severally guarantees repayment and grants to each Member who makes a demand loan, a security interest in the defaulting Member’s Membership Interest in the Company and agrees to execute whatever documents are necessary to perfect that security interest,

                         (2) As an additional Capital Contribution, in which event each Member’s Capital Interest shall be appropriately adjusted, or

                         (3) In part as a demand loan as described in subsection (a) above and in part as an additional Capital Contribution as described in subsection (b) above in such proportions as elected by the contributing Member.

     5.2 Profits Interests. After giving effect to any required allocations in Article IX (Capital Accounts and Tax Provisions), net profits and net losses for any tax year of the Company shall be allocated among the Members in proportion to the Profits Interests set forth in the attached Exhibit A.

     5.3 Distributions. Except as provided below, distributions shall be made to the Members in proportion to their Profits Interests. Distributions may be made only after the Members determine that the Company has sufficient cash on hand which exceeds the current and anticipated needs of the Company to fulfill its business purposes (including, needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any). Distributions shall be in cash, property or partially in both, as determined by the Members. No distribution shall be made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the Distribution, to satisfy the preferential rights of other Members upon dissolution that are superior to the rights of the Members receiving the distribution.

     5.4 Timing of Distributions. Distributions, if any, shall be made at times approved by the Managers to the Members recognized on the books of the Company on the date of the distribution.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

     6.1 No Liability to Third Parties. Unless otherwise provided by law, a Member shall not be liable for acts, debts, or obligations of the Company.

     6.2 No Liability to Company. A Member shall not have any monetary liability to the Company or any of its Members for breach of any duty under Section 404 of the Act (relating to Member duties and liabilities in managing the Company) except for liability for any of the following:

               (a) The receipt of a financial benefit to which the Member is not entitled.

               (b) Liability under Section 308 of the Act for voting for or assenting to a distribution in violation of this Operating Agreement or the Act.

               (c) A knowing violation of the law.

               (d) A breach of the duty of loyalty.

     6.3 Indemnification.

               (a) Except as otherwise provided in this Article, the Company shall indemnify any Member and may indemnify any employee or other agent of a Member or the Company who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that the person is or was a Member, employee or agent of a Member or the Company, against expenses, including attorney fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith, with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that the person reasonably believed to be in the best interests of the Company and, with respect to a criminal action or proceeding, if such person had no reasonable cause to believe that the person’s conduct was unlawful.

               (b) To the extent that a Member of the Company has been successful on the merits or otherwise in defense of an action, suit or proceeding or in defense of any claim, issue or other matter in the action, suit or proceeding, the Member shall be indemnified and held harmless from and against actual and reasonable expenses, including attorney fees, incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein.

               (c) Any indemnification permitted under this Article, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made by a majority vote of the Members who are not parties or threatened to be made parties to the action, suit or proceeding.

               (d) Notwithstanding the prior provisions to the contrary, no indemnification shall be provided to any Member, employee or agent of a Member or the Company in connection with the receipt of a financial benefit to which the person is not entitled, voting for or assenting to a distribution to Members in violation of this Operating Agreement or the Act, or a knowing violation of law.

     6.4 Reimbursement. A Member shall be entitled to reimbursement from the Company of all liabilities, costs and expenses of the Company paid by the Member on behalf of the Company, including any payment which the Member may make pursuant to a personal guarantee of liability of the Company. If the Company fails to reimburse the Member upon demand, each Member hereby agrees to guarantee reimbursement to the Member, such reimbursement to be in an amount equal to the excess over the proportionate share of the liability paid by the Member who originally made the payment on behalf of the Company based upon that Member’s Capital Interest. Each Member who fails to make the reimbursement hereby grants to the reimbursing Members, and the Member or Members who made a payment on behalf of the Company, a security interest in the defaulting Member’s Membership Interest in the Company and agrees to execute all documents necessary to perfect the security interest. All reimbursements shall be made pro rata according to their proportionate Capital Interests.

ARTICLE VII

ADDITIONAL MEMBERS

     7.1 Membership Interests of Wheeler and Schermer. The membership interest of John J. Wheeler and Robert E. Schermer, Jr. shall at all times be equal. Initially, each of them shall have a forty percent (40%) membership interest as set forth on Exhibit A. The remaining twenty percent (20%) membership interest shall be allocated among persons acceptable to John J. Wheeler and Robert E. Schermer, Jr.

     7.2 Admission or Substitution. A person shall be admitted as a substitute or additional Member only after compliance with the following: (i) a transfer contemplated by Article VIII shall be made only by written document, signed by the transferor and accepted in writing by the transferee, and a duplicate original of such document shall be delivered to the Company and the admission of the transferee as a substitute or additional member is approved by all Members (which approval may be withheld in the sole and unrestricted discretion of any Member), and (ii) the transferee shall execute and deliver to the Company a written agreement, in form satisfactory to the Members, pursuant to which the transferee agrees to be bound by this Agreement. No new Member shall be entitled to retroactive allocation of losses, income or expense deductions incurred by the Company. The costs incurred by the Company associated with the admission of a Member (including attorneys’ fees) shall be borne by the transferee, and the Member’s approval of transfer may be conditioned upon payment. If the approval is not granted, the transferee shall be an Economic Interest Owner only.

ARTICLE VIII

DISPOSITION OF MEMBERSHIP INTERESTS

     8.1 Restrictions on Transfer of Membership Interests. Except as otherwise specifically provided in this Operating Agreement, the Members shall not have the right to sell, assign, pledge, create a security interest in, exchange or otherwise transfer, with or without consideration, all or any part of their Membership Interest(s) without the prior written consent of all Members.

     8.2 Assignee Rights. An assignment, if permitted under this Operating Agreement, entitles the assignee to an Economic Interest only, and to receive, to the extent assigned, the distributions to which the assignor would be entitled. In the absence of unanimous consent, an assignee is not entitled to participate in the management and affairs of the Company or to exercise any other rights of a Member. An assignee of a Membership Interest may be admitted as a Member only as permitted under Article VII.

     8.3 No Right to Withdraw. No Member may withdraw from the Company without the written consent of the other Members. If consent is given, the withdrawing Member shall have no right to receive a distribution of the fair value of that Member’s Interest except as specifically provided otherwise under this Agreement.

     8.4 No Assumption of Liability. The Assignee of a Member’s Membership Interest, who is not admitted as a Member pursuant to this Agreement, will have no liability as a Member solely as a result of the assignment.

     8.5 Termination of Membership; Liability. A Member ceases to be a Member upon assignment of all of his or her Membership Interest. The transferring Member is not released from any liability to the Company, if any, that he or she had before the termination of membership.

ARTICLE IX

CAPITAL ACCOUNTS AND TAX MATTERS

     9.1 Capital Accounts.

               (a) Maintenance. A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the Agreed Value of Contributed Property contributed by that Member to the Company (net of liabilities secured by the Contributed Property that the Company is considered to assume or take subject to under the provisions of IRC §752), and (iii) allocations to that Member of Company income and gain (or items of them), including income and gain exempt from tax and income and gain described in §704-1(b)(2)(iv)(g) of the Regulations, but excluding income and gain described in §1.704-1(b)(4)(i) of the Regulations, and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of the property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under the provisions of IRC §752), (iii) allocations to that Member of expenditures of the Company described in IRC §705(a)(2)(B), and (iv) allocations of the Company’s losses and deductions described in §1.704-1(b)(2)(iv)(g) of the Regulations (but excluding items described in clause (b)(iii), above and losses or deductions described in §1.704-1(b)(4)(i) or §1.704-1(b)(4)(iii) of the Regulations). Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to (a) all Capital Contributions made to the Company on or after the date of this Agreement, (b) all allocations of income, gain, deduction, and loss pursuant to Article V (CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS) for operations and transactions made on or after the date of this Agreement, and (c) all distributions made on or after the date of this Agreement.

               (b) Transfers. Upon the transfer of a Member’s Membership Interest or part of a Member’s Membership Interest, the Capital Account of the transferor Member that is attributable to the transferred interest shall be carried over to the transferee.

               (c) Book/Tax Disparities. The realization, recognition, and classification of any item of income, gain, loss, or deduction for Capital Account purposes shall be the same as its realization, recognition, and classification for federal income tax purposes, provided, however, that:

                         (1) Any deductions for depreciation, cost recovery, or amortization attributable to Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon adjustment pursuant to this Section of the Carrying Value of the Company Property subject to depreciation, cost recovery, or amortization, any further deductions for such depreciation, cost recovery, or amortization shall be determined as if the adjusted tax basis of such property were equal to its Carrying Value immediately following the adjustment. Any deductions for depreciation, cost recovery, or amortization under this subsection shall be computed in accordance with §1.704-1(b)(2)(iv)(g)(3) of the Regulations.

                         (2) Any income, gain, or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition were equal in amount to the Carrying Value of such property as of such date.

                         (3) All items incurred by the Company that can neither be deducted nor amortized under IRC §709 shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated amount the Members on the basis of their Profits Interests.

               (d) Adjustments for Contribution/Distribution.

                         (1) Upon the contribution to the Company by a new or existing Member of cash or Contributed Property, the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Regulations under IRC §704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Property immediately prior to such contribution and had been allocated to the Members in accordance with this Agreement.

                         (2) Immediately before the actual distribution of any Company Property (other than cash or deemed cash) or the distribution of cash or deemed cash in redemption of all or a portion of a Member’s Membership Interest, the Capital Accounts of all Members and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions of this Agreement and Regulations under IRC §704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each item of Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members at such time in accordance with this Agreement.

               (e) General Requirement. In addition to the adjustments required by the foregoing provisions of this Section, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of §1.704-1(b)(2)(iv) of the Regulations. The foregoing provisions of this Section are intended to comply with §1.704-1(b)(2)(iv) of the

Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Regulations, the Managers may make such modification, provided that such modification is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to this Agreement and the Managers notify the Members in writing of such modification prior to its effective date. The Managers shall have no liability to any Member for any failure to exercise any such discretion to make any modifications permitted under this subsection.

     9.2 Other Tax Matters.

               (a) IRC §704(c) Requirements. In the case of Contributed Property, items of income, gain, loss, deduction, and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of IRC §704(c) to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution. In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of IRC §704(c) to take into account the difference between the Carrying Value of such property and its adjusted tax basis. Any elections or other decisions relating to the allocations shall be made by the Company in any manner permitted by §1.704-3(b), (c), and (d) of the Regulations, including the “traditional method,” the “traditional method with curative allocations,” and the “remedied allocation method” as described in the Regulations. If the item of Adjusted Property was originally Contributed Property, the allocation required by this Section also shall take into account the other requirements of this Article. All items of income, gain, loss, deduction, and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions of this Agreement shall be determined with regard to any election under IRC §754 which may be made by the Company and shall be adjusted as necessary or appropriate to take into account those tax basis adjustments permitted by IRC §§734 and 743.

               (b) Recapture Allocations. Whenever the income, gain, and loss of the Company allocable under this Agreement consist of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain, and loss for tax purposes allocable to each Member shall be deemed to include the Member’s pro rata share of each such item, except as otherwise required by the IRC and the Regulations. Notwithstanding the foregoing, if the Company realizes depreciation recapture income pursuant to IRC §§1245 or 1250 (or other comparable provision) as the result of the sale or other disposition of any asset, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members, as provided in the Regulations. This subsection shall be construed to affect only the character, rather than the amount, of any items of income, gain, and loss.

     9.3 Allocation of Nonrecourse Deductions. Items of loss, deduction, and IRC §705(a)(2)(B) Expenditures attributable under §1.704-2(c) of the Regulations to increases in the Company’s Minimum Gain shall be allocated, as provided in §1.704-2(e) of the Regulations, to the Members in accordance with their Profits Interests.

     9.4 Allocation of Member Nonrecourse Deductions. Notwithstanding any other provisions of this Agreement, items of loss, deduction, and IRC §705(a)(2)(B) Expenditures attributable under §1.704-2(i) of the Regulations to Member Nonrecourse Debt shall be allocated, as provided in §1.704-2(i) of the Regulations, to the Members in accordance with the ratios in which they bear the economic risk of loss for such debt for purposes of §1.752-2 of the Regulations.

     9.5 Minimum Gain Chargeback. Notwithstanding anything in this Agreement to the contrary, if there is a net decrease in Company Minimum Gain as defined in §1.704-2(d) of the Regulations during any tax year of the Company, then, prior to any other allocations provided for in this Agreement, a Member shall be specially allocated items of Company income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in Company Minimum Gain in accordance with §1.704-2(f) of the Regulations and other applicable Regulations. The items to be allocated shall be determined in accordance with §1.704-2(f)(6) of the Regulations.

     9.6 Member Minimum Gain Chargeback. If during a tax year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under §1.704-2(i)(5) of the Regulations) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with §1.704-2(i) of the Regulations and other applicable Regulations.

     9.7 Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in subparagraphs (4), (5), or (6) of §1.704-1(b)(2)(ii)(d) of the Regulations, then items of income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, any deficit in a Member’s capital account caused by the unexpected adjustment, allocation, or distribution, but only to the extent that the Member does not otherwise have an obligation to restore the Member’s capital account deficit. This provision is intended to satisfy the provision of §1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     9.8 Tax Matters. John J. Wheeler (the “Tax Member”) shall initially handle tax matters, as that term is defined in Section 6231(a)(7) of the Code. The Tax Member may be removed and replaced only by the unanimous consent of the Members. The Tax Member shall be entitled to vote on removal and replacement. The Tax Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of IRC §6223.

ARTICLE X

DISSOLUTION AND WINDING UP

     10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events: (i) upon the happening of any event causing a dissolution under the Act, or (ii) by the unanimous consent of all Members.

     10.2 Dissolution Procedure. Upon dissolution of the Company, the Managers shall promptly wind up the affairs of the Company, liquidate and discharge all debts and liabilities of the Company, and distribute all assets in accordance with the Act and this Agreement.

     If assets are distributed in kind to the Members, all assets shall be valued at their then fair market value as determined by the Managers, and the Members’ capital accounts shall be adjusted accordingly, as provided for in the 704(b) Regulations. This fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to Section

10.5 (Distributions at Liquidation). If the Managers are unable to agree on the fair market value of any asset of the Company, the asset shall be sold.

     10.3 Profits or Losses in Winding Up. The Members shall continue to share profits and losses during the winding up process in the same proportion as before the dissolution. Any gain or loss on the disposition of Company assets in the process of winding up shall be allocated among the Members in accordance with this Agreement, except as may be otherwise required by the Code or the Regulations.

     10.4 Tax Obligations. Before the assets of the Company are distributed pursuant to Section 10.5 (Distributions at Liquidation), the Company shall file tax returns and pay tax obligations as required by Act No. 122 of the Public Acts of 1941, being sections 205(1) to 205.31 of the Michigan compiled laws.

     10.5 Distributions at Liquidation. Subject to the right of the Managers to establish cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed as follows:

               (a) first, to the payment and discharge of all of the Company’s debts and liabilities to creditors, including Members; and

               (b) second, after the adjustment required by Section 10.2 (Dissolution Procedure) to each Member an amount equal to the positive Capital Account balance of each Member, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, and such amount shall be paid to the Members in accordance with the provisions of Regulations Section 1.704-1(b)(2)(ii)(b)(2).

     10.6 Final Report. Within a reasonable time following the completion of the liquidation of the Company, the Managers shall supply to each Member a statement that states the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of payments and distributions pursuant to Section 10.5 (Distributions at Liquidation).

     10.7 Rights of Member; Restoration of Capital Account. Each Member shall look solely to the assets of the Company for all distributions and no Member shall have recourse (upon dissolution or otherwise) against any other Member, except as provided in this Agreement. No Member shall be entitled to receive property other than cash upon dissolution and termination of the Company. No Member shall be obligated to restore a negative balance of the Member’s Capital Account.

     10.8 Termination. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company shall terminate. The Managers shall have the authority to execute and record a Certificate of Dissolution as well as any and all other documents required to effect the dissolution and termination of the Company.

ARTICLE XI

GENERAL PROVISIONS

     11.1 Entire Agreement and Amendment. This Operating Agreement contains the entire agreement among the parties with respect to its subject matter and may be amended only by approval of a Majority Interest of the Members.

     11.2 Severability. The invalidity or unenforceability of any term in this Operating Agreement shall not affect any other term in this Operating Agreement.

     11.3 Notices. Any notice permitted or required under this Operating Agreement will be deemed to have been given when delivered in person, by telecopy, by commercial courier, or two (2) business days after being deposited in the United States mail, postage paid, addressed to the party at its address on file in the Company’s registered office given in this Agreement or at such other address that the party gives in writing to all Members.

     11.4 Binding Effect. This Operating Agreement will be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     11.5 Governing Law. This Operating Agreement shall be governed in all respects by Michigan law.

     11.6 Investment Representations. The undersigned Members understand (1) that the Membership Interests have not been registered under the Securities Act of 1933, the Michigan Securities Act or any other applicable securities laws (the “Securities Acts”), (2) that the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment, (3) that exemption from registrations under the Securities Acts would not be available if the Membership Interests were acquired by a Member with a view to distribution, and (4) that the Company is under no obligation to register the Membership Interests or to assist any Member in complying with any exemption from registration under the Acts if the Member should wish to dispose of a Membership Interest.

               Each Member agrees not to transfer, sell or offer for sale any portion of a Membership Interest unless there is an effective registration or other qualification under the Securities Acts or unless the holder of the Membership Interest delivers to the Company an opinion of counsel, satisfactory to the Company, that registration or other qualification is not required.

               Each Member warrants and represents to the Company that (a) the Member is acquiring a Membership Interest for the Member’s own account, for investment and not with a view to resale or distribution; (b) that before acquiring a Membership Interest, each Member has made an investigation of the Company and its business and has made available to the Member all information on the Company that the Member deemed necessary to make an informed decision to acquire the Membership Interest; and (c) each Member considers himself or herself to be a person possessing sufficient experience and sophistication as an investor to evaluate the merits and risks of the Member’s investment in the Membership Interest.

     11.7 Review by Legal Counsel. Each Member that it has been advised to seek (and has had an adequate opportunity to seek) advice from independent legal counsel with respect to investment in the Company and execution of this Operating Agreement.

ARTICLE XII

DEFINITIONS

     The following definitions shall apply to the terms in this Operating Agreement unless otherwise expressly stated:

     “Act” means the Michigan Limited Liability Company Act, which is Act 23, Public Acts of 1993, as may be amended.

     “Adjusted Property” means any property the Carrying Value of which as been adjusted pursuant to Section 9.1 (Capital Accounts).

     “Agreed Value” means the fair market value of Contributed Property as determined by the Member(s) using any reasonable method of valuation.

     “Articles” means the Articles of Organization of the Company as filed with the Michigan Department of Consumer and Industry Services as may be amended or restated.

     “Assignee” means a person or entity to whom a Membership Interest is transferred or proposed to be transferred and who is not admitted as a Member with respect to such Membership Interest.

     “Capital Contribution” means the amount of money or other property contributed to the Company with respect to the interest in the Company held by a particular Member.

     “Capital Interest” means the Member’s capital account as determined under this Agreement.

     “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery, and amortization deductions charged to the Capital Accounts pursuant to Section 9.1 (Capital Accounts) with respect to such property, as well as any other reductions as a result of sales, retirements, and other dispositions of assets included in a Contributed Property, as of the time of determination, (b) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 9.1 (Capital Accounts) reduced (but not below zero) by all depreciation, cost recovery, and amortization deductions charged to the Capital Accounts pursuant to Section 9.1 (Capital Accounts) with respect to such property, as well as any other reductions as a result of sales, retirements, or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

     “Code” means the Internal Revenue Code of 1986 or corresponding provisions of superseding federal revenue laws.

     “Company” means JB Investments, LLC, a Michigan limited liability company.

     “Company Property or Properties” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

     “Contributed Property” means property or other consideration (other than cash) contributed to the Company in exchange for a Membership Interest in the Company.

     “Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of the Company’s net profits, net losses and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company.

     “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

     “Initial Members” means John J. Wheeler, Michael VanGessel, Randy Vander Hoff and Robert E. Schermer, Jr.

     “IRC” means the Code.

     “Majority Interest” means one (1) or more Membership Interests whose combined Voting Interests exceed fifty percent (50%) of the aggregate of all Voting Interests.

     “Member” means each of the Initial Members and each of the parties who may be admitted as a Member after the effective date of this Agreement.

     “Member Nonrecourse Debt” means any liability (or portion of it) of the Company that constitutes debt which, by its terms, is nonrecourse for purposes of Regulations §1-1001-2 to the Company and the Members, but for which a Member or a related person (within the meaning of §1.752-4(b)(4) of the Regulations) bears the economic risk of loss as determined under §1.704-2(b)(4) of the Regulations.

     “Membership Interest” means the Member’s Capital Interest, Profits Interest, Voting Interest, and any other interests in the Company.

     “Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

     “Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no person personally bears the economic risk of loss as determined under §1.704-2(b)(3) of the Regulations.

     “Operating Agreement” means this Operating Agreement as originally executed and as amended from time to time.

     “Profits Interest” means the Member’s share of profits and losses of the Company as stated in Section 5.2 (Profits Interests).

     “Regulations” means the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time, including corresponding provisions of succeeding law.

     “Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during that period for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business, in amounts deemed reasonably necessary by the Company for the proper operation of the Company’s business.

     “§705(a)(2)(B) Expenditure” means any expenditure of the Company described in IRC §705(a)(2)(B) and any expenditure considered to be an expenditure described in IRC §705(a)(2)(B) pursuant to IRC §704(b) and the Regulations under it.

     “Unrealized Gain” means the excess (attributable to a Company Property), if any, of the fair market value of such property as of the date of determination (as reasonably determined by the Managers) over the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 9.1 (Capital Accounts) as of such date).

     “Unrealized Loss” means the excess (attributable to a Company Property), if any, of the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 9.1 (Capital Accounts) as of such date) over its fair market value as of such date of determination ( as reasonably determined by the Managers).

     “Voting Interest” means the number of votes which may be cast by the Member as stated in Section 4.1 (Voting Rights) and Exhibit A.

The Members:

John J. Wheeler

Michael VanGessel

Randy VanderHoff

Robert E. Schermer, Jr.

The Company:

JB RESOURCES, LLC, a Michigan limited liability company

By:

John J. Wheeler
Its: Manager

EXHIBIT A
TO
OPERATING AGREEMENT

Initial Capital Contributions — Profits Interests — Voting Interests

	Initial Capital	Profits	Voting
Member	Contribution	Interest	Interest
John J. Wheeler	$2,550	51%	51%
Michael VanGessel	$300	6%	6%
Randy Vander Hoff	$150	3%	3%
Robert E. Schermer, Jr.	$2,000	40%	40%

Total:	$5,000	100%	100%